Exhibit 99.1

For Immediate Release
Feb. 24, 2023

NW Natural Holdings Reports Fourth Quarter and Full Year 2022 Results
Initiated 2023 earnings guidance and reaffirmed long-term EPS growth rate target
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported net income of $86.3 million (or $2.54 per share) for 2022, an increase of $7.6 million or 10%, compared to net income of $78.7 million (or $2.56 per share) for 2021
•Added 8,600 natural gas meters over the last 12 months equating to a 1.1% growth rate
•Invested $338.6 million in our gas and water utility systems to support growth and greater reliability and resiliency
•Scored second in the West for customer satisfaction among large utilities in the 2022 J.D. Power Gas Utility Residential Customer Satisfaction Study, making this the 19th consecutive year customers have ranked NW Natural among the top two utilities
•New rates went into effect on Nov. 1, 2022 related to Oregon and Washington NW Natural general rate cases
•Closed our largest water and wastewater acquisition to date in Yuma, Arizona increasing NW Natural Water's customer base by approximately 70% and bringing total connections to approximately 62,500 at Dec. 31, 2022
•Demonstrating continued success, in 2023 NW Natural Water signed agreements to add over 2,800 water and wastewater connections in key states in its service territory
•Expect renewable natural gas (RNG) facilities, in which NW Natural Renewables is investing, to begin producing commercial volumes in the second quarter of 2023
•Honored as one of the 2022 World's Most Ethical Companies® by Ethisphere1
•Increased our dividend for the 67th consecutive year to an annual indicated dividend rate of $1.94 per share
•Initiated 2023 earnings guidance in the range of $2.55 to $2.75 per share and reaffirmed long-term earnings per share growth rate target of 4% to 6%

"In 2022, NW Natural Holdings demonstrated our continued commitment toward decarbonization, diversification and growth and delivered strong financial performance," said David H. Anderson, president and CEO of NW Natural Holdings. "It was a transformative year on many fronts. We grew our gas and water utilities, began operation of the first RNG facility under the landmark Oregon Senate Bill 98 - producing RNG on behalf of our gas utility customers, closed our largest water and wastewater acquisition to date, and began construction of the first RNG facilities we’re investing in through our competitive RNG business. We’re proud to operate three growing businesses that provide essential services."

For 2022, NW Natural Holdings reported net income of $86.3 million (or $2.54 per share), an increase of $7.6 million or 10%, compared to $78.7 million (or $2.56 per share) for 2021. Results reflected higher revenues in Oregon and Washington for our natural gas utility, customer growth, and lower pension expense, partially offset by higher operations and maintenance expenses, depreciation, and general tax expenses. Net income from our other activities decreased primarily due to higher interest expense. Earnings per share were also affected by issuing common shares in 2022.

1“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC.

KEY INITIATIVES AND EVENTS

New Rates Effective from NW Natural's Oregon General Rate Case
New rates in Oregon were effective beginning Nov. 1, 2022. The OPUC approved the multi-party settlements in NW Natural's general rate case increasing the revenue requirement $59.4 million including final adjustments for capital projects placed into service and the depreciation study. The order included a capital structure of 50% common equity and 50% long-term debt, return on equity of 9.4%, cost of capital of 6.836%, and rate base of $1.76 billion, or an increase of $320 million since the last rate case.

Second Year of Washington Multi-year Rate Case Goes into Effect
Washington rates increased $3.0 million on Nov. 1, 2022 as the second year of the Washington general rate case went into effect. In 2021, the Washington Utilities and Transportation Commission issued an order concluding NW Natural's general rate case filed in December 2020. The order provides for an annual revenue requirement increase over two years, consisting of a $5.0 million increase in the first year beginning Nov. 1, 2021 and up to an incremental $3.0 million increase in the second year beginning Nov. 1, 2022.

NW Natural Renewables Poised to See RNG Facilities Begin Operations
NW Natural Renewables Holdings, LLC (NW Natural Renewables), a competitive RNG business, is investing a combined $50 million in two RNG facilities owned by EDL. Substantial completion and commissioning of the facilities is anticipated in the second quarter of 2023.

NW Natural Water Continues Steady Pace of Acquisitions
In October 2022, NW Natural Water closed its acquisition of the Far West water and wastewater utilities (referred to as Foothills Utilities post acquisition) in Yuma, Arizona adding 25,000 connections and expanding Water's service territory into a fifth state. In addition to Far West, NW Natural Water recently signed other agreements to acquire water and wastewater utilities serving more than 2,800 connections with key additions to its newly acquired Arizona territory and growing Texas assets. Complimenting this acquisition activity, NW Natural Water signed an agreement to support a realty management company as it builds out the water and wastewater infrastructure for a new multi-family development on the west side of Houston.

ANNUAL RESULTS
The following financial comparisons are between the annual results for 2022 and 2021 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5%, unless otherwise noted.

NW Natural Holdings' annual results by business segment are summarized in the table below:

	2022		2021		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural Gas Distribution segment	$79,690	$2.34	$68,988	$2.24	$10,702	$0.10
Other	6,613	0.20	9,678	0.32	(3,065)	(0.12)
Consolidated	$86,303	$2.54	$78,666	$2.56	$7,637	$(0.02)

Diluted Shares		33,984		30,752		3,232

Natural Gas Distribution Segment
Natural Gas Distribution (NGD) segment net income increased $10.7 million (or $0.10 per share) reflecting new rates in Oregon that went into effect on Nov. 1, 2022, new rates in Washington that went into effect on Nov. 1, 2021 and Nov. 1, 2022, and customer growth, partially offset by higher operating expenses. Earnings per share was affected by issuing 4.4 million of common shares during 2022.

Margin increased $19.2 million reflecting new rates, which contributed $11.0 million; the amortization of deferrals approved in the rate case, including COVID and cybersecurity, contributed $2.1 million; and customer growth of 1.1% over the last 12 months provided $4.5 million. In addition, margin increased $1.5 million due to higher usage from colder comparative weather for customers not covered by the weather normalization mechanism, net of the loss from the Oregon gas cost incentive sharing mechanism. Weather was 1% colder than average for 2022, compared to 12% warmer than average for 2021.

Operations and maintenance expense increased $12.3 million as a result of higher contractor labor for safety and reliability projects, expenses related to information technology maintenance and support, amortization expense related to cloud-computing arrangements and deferrals, and professional service fees.

Depreciation expense and general taxes increased $3.2 million as we continue to invest in our natural gas utility system and facilities.

Other income, net increased $9.3 million driven by lower pension costs primarily related to higher returns and lower interest costs.

Interest expense increased $2.5 million due to a combination of higher interest rates on commercial paper, mitigated by a lower outstanding balance, and incremental long-term debt issued to fund capital expenditures, partially offset by higher Allowance for Funds Used During Construction (AFUDC).

Other
Net income from our other businesses decreased $3.1 million (or $0.12 per share) reflecting lower asset management revenues primarily related to a 2021 cold weather event, and higher interest expense primarily due to incremental debt issued.

FOURTH QUARTER RESULTS
The following financial comparisons are between the fourth quarter of 2022 and 2021 with individual year-over-year drivers presented on an after-tax basis using a statutory tax rate of 26.5%, unless otherwise noted.

NW Natural Holdings' fourth quarter results by business segment are summarized in the table below:

	Three Months Ended December 31,
	2022		2021		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural gas distribution segment	$47,159	$1.34	$39,741	$1.29	$7,418	$0.05
Other	777	0.02	787	0.03	(10)	(0.01)
Consolidated	$47,936	$1.36	$40,528	$1.32	$7,408	$0.04

Diluted Shares		35,294		30,883		4,411

Natural Gas Distribution Segment
Natural gas distribution segment net income increased $7.4 million (or $0.05 per share) reflecting new rates in Oregon that went into effect on Nov. 1, 2022 and new rates in Washington that went into effect on Nov. 1, 2021 and Nov. 1, 2022, partially offset by higher operating expenses. Earnings per share was affected by issuing common shares during 2022.

Margin increased $12.6 million primarily due to new rates, which contributed $8.9 million; the amortization of deferrals approved in the rate case contributed $2.1 million; and customer growth of 1.1% over the last 12 months contributed $1.6 million.

Operations and maintenance expense increased $4.1 million as a result of higher information technology costs, contractor labor for safety and reliability projects, and professional service fees.

Depreciation and general taxes collectively increased by $1.8 million due to additional capital investments in the distribution system. In addition, we placed two significant information technology projects into service in September 2022.

Other income, net reflected a benefit of $2.8 million primarily from lower pension expense.

Interest expense increased $2.3 million due to a higher interest rate on commercial paper and higher long-term debt balance.

BALANCE SHEET AND CASH FLOWS
For 2022, the Company generated $147.7 million in operating cash flow and invested $338.6 million in natural gas utility capital expenditures to support growth, safety, and technology and facility upgrades; and water & wastewater utility capital expenditures to support growth and safety. In addition, the Company invested $94.3 million in water and wastewater acquisitions. Net cash provided by financing activities was $301.6 million for 2022 primarily due to issuing long-term debt and equity.

2023 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings is initiating 2023 earnings guidance in the range of $2.55 to $2.75 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations.
NW Natural Holdings' long-term earnings per share growth rate target is 4% to 6% compounded annually from 2022 through 2027.

We expect NW Natural capital expenditures for 2023 to be in the range of $310 million to $350 million and for the five-year period from 2023 to 2027 to range from $1.3 billion to $1.5 billion. We expect NW Natural Water to invest approximately $25 million in 2023 related to maintenance capital expenditures for water and wastewater utilities owned as of Dec. 31, 2022, and for the five-year period to invest approximately $90 million to $110 million.

The timing and amount of the capital expenditures and projects for 2023 or additional investments in our infrastructure during or after 2023 could change based on customer growth, significant changes in prevailing regulatory policies or outcomes, or significant local, state or federal laws, legislation or regulations, or cost estimates. Required funds for the investments are expected to be internally generated or financed with long-term debt or equity, as appropriate.

67 YEARS OF INCREASING DIVIDENDS
On Nov. 15, 2022, NW Natural Holdings paid its 67th consecutive annual dividend increase. In January 2023, the board of directors of NW Natural Holdings declared a quarterly dividend of 48.50 cents per share on the Company’s common stock. The dividend was paid on Feb. 15, 2023 to shareholders of record on Jan. 31, 2023. The Company’s current indicated annual dividend rate is $1.94 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its fourth quarter and annual 2022 financial and operating results.

Date and Time:	Friday, February 24 8 a.m. PT (11 a.m. ET)

Phone Numbers:	United States 1-844-200-6205 Canada 1-833-950-0062 International 1-929-526-1599 Passcode 193311
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), and +44-204-525-0658 (international). The replay access code is 343562.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and, with its predecessors, has been doing business for nearly 165 years. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests. We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities. Learn more in our latest ESG Report at nwnatural.com/about-us/the-company/sustainability.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through nearly 795,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to an estimated 155,000 people through approximately 62,500 connections for communities throughout the Pacific Northwest, Texas and Arizona. Learn more at nwnaturalwater.com.

NW Natural Renewables is a unregulated business committed to leading in the energy transition by providing cost-effective solutions to support decarbonization in the utility, commercial, industrial and transportation sectors. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

FORWARD-LOOKING STATEMENTS
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, continued expansion of service territories, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, including the construction of RNG facilities, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, renewable hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, the water and wastewater acquisition, partnerships, and investment strategy and financial effects of water and wastewater acquisitions, expected growth and safety benefits of facility upgrade investments, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, future dividends, commodity costs and sourcing asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, including OPUC approval of the Oregon general rate case settlements, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of COVID-19, and any resulting economic disruption therefrom, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk

Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter, which, among others, outline legal, regulatory and legislative risks, COVID-19 risks, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, and environmental risks.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares. Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables above.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Fourth Quarter and Annual Period
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2022	2021	Change	2022	2021	Change
Operating revenues	$375,253	$294,090	28%	$1,037,353	$860,400	21%

Operating expenses:
Cost of gas	168,222	113,645	48	429,635	292,314	47
Operations and maintenance	63,262	54,660	16	224,667	204,227	10
Environmental remediation	4,439	3,846	15	12,389	9,938	25
General taxes	10,366	9,289	12	41,031	38,633	6
Revenue taxes	15,789	12,514	26	41,826	34,740	20
Depreciation	31,142	28,855	8	116,707	113,534	3
Other operating expenses	806	1,103	(27)	3,621	3,897	(7)
Total operating expenses	294,026	223,912	31	869,876	697,283	25
Income from operations	81,227	70,178	16	167,477	163,117	3
Other income (expense), net	295	(4,204)	(107)	1,203	(12,559)	(110)
Interest expense, net	17,091	11,157	53	53,247	44,486	20
Income before income taxes	64,431	54,817	18	115,433	106,072	9
Income tax expense	16,495	14,289	15	29,130	27,406	6
Net income	$47,936	$40,528	18	$86,303	$78,666	10

Common shares outstanding:
Average diluted for period	35,294	30,883		33,984	30,752
End of period	35,525	31,129		35,525	31,129

Per share information:
Diluted earnings per share	$1.36	$1.31		$2.54	$2.56
Dividends paid per share	0.4850	0.4825		1.9325	1.9225
Book value per share, end of period	33.09	30.04		33.09	30.04
Market closing price, end of period	47.59	48.78		47.59	48.78

Capital structure, end of period:
Common stock equity	42.4%	39.5%		42.4%	39.5%
Long-term debt	45.0	44.0		45.0	44.0
Short-term debt (including current maturities of long-term debt)	12.6	16.5		12.6	16.5
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	794,497	785,897	1.1%	794,497	785,897	1.1%
Volumes - therms:
Residential and commercial sales	271,289	247,166		766,592	703,054
Industrial sales and transportation	125,548	131,546		485,745	481,721
Total volumes sold and delivered	396,837	378,712		1,252,337	1,184,775
Operating revenues:
Residential and commercial sales	$328,512	$259,871		$881,370	$730,794
Industrial sales and transportation	26,430	19,827		86,810	65,299
Other distribution revenues	577	429		1,944	1,707
Other regulated services	4,906	4,766		19,628	19,087
Total operating revenues	360,425	284,893		989,752	816,887
Less: Cost of gas	168,183	113,701		429,861	292,538
Environmental remediation expense	4,444	3,846		12,389	9,938
Revenue taxes	15,720	12,457		41,627	34,600
Margin, net	$172,078	$154,889		$505,875	$479,811
Degree days:
Average (25-year average)	1,046	1,052		2,686	2,692
Actual	1,121	931	20%	2,712	2,378	14%
Percent colder (warmer) than average weather	7%	(12)%		1%	(12)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	As of December 31,
In thousands	2022	2021
Assets:
Current assets:
Cash and cash equivalents	$29,270	$18,559
Accounts receivable	168,906	101,495
Accrued unbilled revenue	89,048	82,169
Allowance for uncollectible accounts	(3,296)	(2,018)
Regulatory assets	117,491	72,391
Derivative instruments	194,412	48,130
Inventories	87,096	57,262
Other current assets	61,286	59,288
Total current assets	744,213	437,276
Non-current assets:
Property, plant, and equipment	4,261,566	3,997,243
Less: Accumulated depreciation	1,147,166	1,125,873
Total property, plant, and equipment, net	3,114,400	2,871,370
Regulatory assets	340,432	314,579
Derivative instruments	5,045	10,730
Other investments	95,704	89,278
Operating lease right of use asset, net	73,429	75,049
Assets under sales-type leases	134,302	138,995
Goodwill	149,283	70,570
Other non-current assets	91,518	56,757
Total non-current assets	4,004,113	3,627,328
Total assets	$4,748,326	$4,064,604
Liabilities and equity:
Current liabilities:
Short-term debt	$258,200	$389,500
Current maturities of long-term debt	90,697	345
Accounts payable	180,667	133,486
Taxes accrued	15,625	15,520
Interest accrued	10,169	7,503
Regulatory liabilities	248,582	112,281
Derivative instruments	28,728	10,402
Operating lease liabilities	1,514	1,296
Other current liabilities	64,552	54,432
Total current liabilities	898,734	724,765
Long-term debt	1,246,167	1,044,587
Deferred credits and other non-current liabilities:
Deferred tax liabilities	366,022	340,231
Regulatory liabilities	689,578	658,332
Pension and other postretirement benefit liabilities	149,143	166,684
Derivative instruments	20,838	412
Operating lease liabilities	78,965	79,468
Other non-current liabilities	123,438	114,979
Total deferred credits and other non-current liabilities	1,427,984	1,360,106
Equity:
Common stock	805,253	590,771
Retained earnings	376,473	355,779
Accumulated other comprehensive loss	(6,285)	(11,404)
Total equity	1,175,441	935,146
Total liabilities and equity	$4,748,326	$4,064,604

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2022	2021
Operating activities:
Net income	$86,303	$78,666
Adjustments to reconcile net income to cash provided by operations:
Depreciation	116,707	113,534
Regulatory amortization of gas reserves	5,589	13,897
Deferred income taxes	17,410	14,617
Qualified defined benefit pension plan expense	5,351	16,556
Contributions to qualified defined benefit pension plans	—	(9,590)
Deferred environmental expenditures, net	(18,160)	(18,187)
Environmental remediation expense	12,389	9,938
Asset optimization revenue sharing bill credits	(41,102)	(9,053)
Other	21,558	20,622
Changes in assets and liabilities:
Receivables, net	(76,454)	(44,128)
Inventories	(29,269)	(14,571)
Income and other taxes	6,908	3,292
Accounts payable	24,508	12,118
Deferred gas costs	12,334	(40,541)
Asset optimization revenue sharing	28,937	44,458
Decoupling mechanism	10,922	(5,206)
Cloud-based software	(23,908)	(7,407)
Other, net	(12,351)	(18,662)
Cash provided by operating activities	147,672	160,353
Investing activities:
Capital expenditures	(338,602)	(293,892)
Acquisitions, net of cash acquired	(94,279)	(1,289)
Leasehold improvement expenditures	(761)	(1,364)
Proceeds from the sale of assets	870	3,926
Purchase of equity method investment	(1,000)	(14,450)
Proceeds from sale of equity method investment	—	7,000
Other	(1,688)	(54)
Cash used in investing activities	(435,460)	(300,123)
Financing activities:
Proceeds from common stock issued, net	208,561	17,501
Long-term debt issued	290,000	185,000
Long-term debt retired	—	(95,000)
Proceeds from term loan due within one year	—	100,000
Repayment of term loan	—	(100,000)
Repayments of commercial paper, maturities greater than three months	—	(195,025)
Changes in other short-term debt, net	(131,300)	280,000
Cash dividend payments on common stock	(62,771)	(55,919)
Other	(2,858)	(5,121)
Cash provided by financing activities	301,632	131,436
Increase (decrease) in cash, cash equivalents and restricted cash	13,844	(8,334)
Cash, cash equivalents and restricted cash, beginning of period	27,120	35,454
Cash, cash equivalents and restricted cash, end of period	$40,964	$27,120
Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$50,823	$43,719
Income taxes paid, net of refunds	2,779	10,555
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$29,270	$18,559
Restricted cash included in other current assets	11,694	8,561
Cash, cash equivalents and restricted cash	$40,964	$27,120